SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 2)


                                INTERLOGIX, INC.
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                                (Name of Issuer)

                          COMMON STOCK $0.01 PAR VALUE
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                         (Title of Class of Securities)

                                   458763 10 9
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                                 (CUSIP Number)

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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     |_| Rule 13d-1(b)
     |_| Rule 13d-1(c)
     |X| Rule 13d-1(d)

CUSIP No.  458763 10 9               13G                   Page  2  of  6 Pages

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   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MLGAL PARTNERS, L.P.
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   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|


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   3.    SEC USE ONLY


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   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut
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                              5.     SOLE VOTING POWER            0
       NUMBER OF
        SHARES                --------------------------------------------------
     BENEFICIALLY
       OWNED BY               6.     SHARED VOTING POWER          0
         EACH
      REPORTING               --------------------------------------------------
     PERSON WITH
                              7.     SOLE DISPOSIT                0

                              --------------------------------------------------
                              8.     SHARED DISPOSITIVE POWER     0

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   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               |_|
         CERTAIN SHARES*

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  458763 10 9               13G                   Page  3  of  6 Pages

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   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MLGA FUND II, L.P.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|


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   3.    SEC USE ONLY


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   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
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                              5.     SOLE VOTING POWER            0
       NUMBER OF
        SHARES                --------------------------------------------------
     BENEFICIALLY
       OWNED BY               6.     SHARED VOTING POWER          0
         EACH
      REPORTING               --------------------------------------------------
     PERSON WITH
                              7.     SOLE DISPOSIT                0

                              --------------------------------------------------
                              8.     SHARED DISPOSITIVE POWER     0

--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               |_|
         CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     INTERLOGIX INC. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

     2266 North Second Street, North St. Paul, Minnesota  55109

Item 2(a). Name of Person Filing:

     MLGAL Partners, L.P. ("MLGAL Partners"), MLGA Fund II, L.P. (the "Fund")

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MLGAL Partners is Two Greenwich Plaza, Greenwich, Connecticut 06830. The address of the principal business office of the Fund is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c). Citizenship:

     MLGAL Partners is a Connecticut limited partnership.

     The Fund is a Delaware limited partnership.

Item 2(d). Title of Class of Securities:

     The class of securities to which this statement relates is common stock, par value $0.01 per share (the "Common Stock") of the Company.

Item 2(e). CUSIP Number:

     458763 10 9

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)   |_| Broker or dealer registered under Section 15 of the Exchange Act;

     (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)   |_| Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) |_| Investment company registered under Section 8 of the Investment Company Act;

     (e)   |_| An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)   Amount beneficially owned: 0

     (b)   Percent of class: 0

     (c)   Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote: 0

          (ii)  Shared power to vote or to direct the vote: 0

         (iii)  Sole power to dispose or to direct the disposition of:  0

          (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

     Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Inapplicable

Item 8.    Identification and Classification of Members of the Group.

     Inapplicable

Item 9.    Notice of Dissolution of Group.

     Inapplicable

Item 10.   Certifications.

     Inapplicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        June 14, 2000
 ----------------------------
            (Date)
                                                  MLGAL PARTNERS, L.P.


                                                  By:   /s/ Perry J. Lewis
                                                    ----------------------------



                                                  MLGA FUND II, L.P.

                                                  By MLGAL PARTNERS, L.P.,
                                                    as General Partner


                                                       /s/ Perry J. Lewis
                                                  ----------------------------




         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).